Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated March 28, 2012

Registration Statement No. 333-174829

CAFEPRESS INC.

4,500,000 Shares

Common Stock

(excluding 675,000 shares to cover over-allotments)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free J.P. Morgan Securities LLC at 1-866-803-9204, or Jefferies & Company, Inc. at 1-877-547-6340.

On March 28, 2012, CafePress Inc. filed Amendment No. 12 to its Registration Statement on Form S-1 to change its proposed trading symbol on the NASDAQ Global Select Market from “CPRS” to “PRSS”.

The disclosures in the preliminary prospectus included in Amendment No. 12 to the Registration Statement related to the change in trading symbol include those set forth in the following pages.

•	Prospectus cover: “We have applied to list our common stock on the NASDAQ Global Select Market under the symbol “PRSS.”

•	Page 6 under the caption “The offering”: “NASDAQ Global Select Market symbol……… “PRSS”

•	Page 132 under the caption “Listing symbol”: “We have applied to list our common stock on the NASDAQ Global Select Market under the symbol “PRSS.”

•	Page 143, second full paragraph: “We have applied to list our common stock on the NASDAQ Global Select Market under the symbol “PRSS.”

A copy of the preliminary prospectus dated March 28, 2012 included in Amendment No. 12 to the Registration Statement can be obtained by following this hyperlink: http://sec.gov/Archives/edgar/data/1117733/000119312512135260/d187703ds1a.htm.